The following subsidiaries, all of which were 100% directly owned, were included in the Registrant's consolidated financial statements.

Name of Subsidiary                                State or Jurisdiction of
                                                  Incorporation

Distel, Inc.                                      California
RC Components, Inc.                               Massachusetts
Micatron Inc.                                     New York
Quality Components, Inc.                          Texas
Jaco Overseas, Inc.                               Virgin Islands
Nexus Custom Electronics, Inc.                    New Jersey
Jaco Electronics Canada, Inc.                     Canada
Corona Electronics, Inc.                          California